Exhibit 10.6

May 7, 2025

Kirkland’s, Inc.
5310 Maryland Way
Brentwood, Tennessee 37027
Attn: Amy Sullivan, President, Chief Executive Officer
         W. Michael Madden, Executive Vice President and Chief Financial Officer

Re:	Additional Marks

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Collaboration Agreement, dated May 7, 2025 (the “Collaboration Agreement”) by and between Beyond, Inc., a Delaware corporation (“Licensor”), and Kirkland’s Inc., a Tennessee corporation (“Licensee”) (each a “Party”, and together, the “Parties”), and that certain Trademark License Agreement, entered into as of October 21, 2024 (the “License Agreement”), by and between the Parties.

The Parties hereto acknowledge that:

(a)         Licensor owns, either itself or through its subsidiary, Zion Peaks, LLC, the Trademarks listed on Exhibit A hereto (the “Additional Marks”), and has the right to license or sublicense the Additional Marks to Licensee as contemplated below;

(b)        In accordance with and pursuant to Section 8 of the Collaboration Agreement, Licensor has agreed to permit Licensee to operate retail stores in the Neighborhood Format under the Additional Marks;

(c)        The Parties desire to amend the Collaboration Agreement and the License Agreement to permit Licensee to operate Neighborhood Format retail stores under the Additional Marks; and

(d)        In consideration of certain changes agreed to by the Parties with respect to the Collaboration Fee in the Collaboration Agreement, the Parties desire to amend the License agreement to eliminate the obligation to pay the Sales Royalty thereunder.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Schedule A to the License Agreement is hereby amended to include the Additional Marks, solely for purposes of permitting Licensee to operate Bed Bath & Beyond Home and buybuyBABY-branded retail stores in the Neighborhood Format in accordance with Section 2.1 of the License Agreement and Section 2(d)(i) of the Collaboration Agreement.

2.	Section 2.2 of the License Agreement is hereby amended and restated as follows:

“2.2 Exclusivity. During the term of this Agreement, directly or indirectly, Licensor shall not, and shall not grant a license or right to any Affiliate or third party to, operate any BED BATH & BEYOND, BED BATH & BEYOND HOME, BABY & BEYOND or BUYBUYBABY branded brick-and-mortar retail stores in the Neighborhood Format in the United States.”

3.	Section 2(d) of the Collaboration Agreement is hereby amended so that all references therein to “Bed Bath & Beyond” shall also include “Bed Bath & Beyond Home” and “buybuyBABY”.

4.
Exhibit C-1 to the Collaboration Agreement is hereby amended, to include “Bed Bath & Beyond Home” and “buybuyBABY” branded retail stores in a Neighborhood Format, for purposes of which the Parties will identify up to five (5) possible locations during a Planning Period extending for ninety (90) days following the date of this letter.  The Pilot Term for Bed Bath & Beyond Home and buybuyBABY Neighborhood Format Stores will continue for a period of not more than eighteen (18) months following the date of this letter, and the Parties will work in good faith to open at least one pilot Bed Bath & Beyond Home or buybuyBABY Neighborhood Format retail location during such period. All other terms of Exhibit C-1 shall apply to the Bed Bath & Beyond Home and buybuyBABY brand and Bed Bath & Beyond Home and buybuyBABY retail locations, mutatis mutandis.

5.
The License Agreement is hereby amended to eliminate Licensee’s obligation to pay any Sales Royalty thereunder or any other obligation arising under Section 6 of the License Agreement, including with respect to any Guaranteed Minimum Royalty or reporting requirements thereunder; provided, however, the termination right set forth in Section 8.2(a)(i) of the License Agreement shall instead be triggered by Licensee’s uncured failure to timely pay Collaboration Fees pursuant to the Collaboration Agreement. For the avoidance of doubt, from and after the date of this letter agreement, Licensee shall not be obligated to pay any royalty or similar fee or payment in respect of the right to use the Licensed Marks in accordance with the License Agreement other than payment of the Collaboration Fee in accordance with the Collaboration Agreement.

6.	Capitalized terms used and not defined herein shall have the respective meanings given to them in the License Agreement or the Collaboration Agreement, as applicable.

7.
The validity, interpretation, construction, and enforcement of this letter agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile, .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this letter agreement.

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If this letter agreement correctly states our mutual understanding and agreement, please indicate your approval and agreement by executing this letter agreement below, as of the date first set forth above, and returning a fully executed copy to the undersigned.

Very truly yours,

BEYOND, INC.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	Executive Chairman

Accepted and agreed to as of the date first above written:

KIRKLAND’S, INC.

By:	/s/ W. Michael Madden
Name:	W. Michael Madden
Title:	Executive Vice President and
Chief Financial Officer

Exhibit A

Trademark	Reg. No.	Serial No.	Reg. Date/App. Date	Status
Buy Buy Baby	2171479	75976624	7/7/1998	Registered

	3855752	77829449	10/5/2010	Registered

	3855753	77829466	10/5/2010	Registered

Bed Bath & Beyond Home	N/A	99154965	4/25/2025	Pending